SECURITIES AND EXCHANGE COMMISSION

                            Washington,  DC  20549

                                   FORM 8-K


                                CURRENT REPORT


                      PURSUANT TO SECTION 13 OR 15(d) OF
                    THE SECURITIES AND EXCHANGE ACT OF 1934


                                AUGUST 2, 1996
                                Date of Report
                       (Date of earliest event reported)


                  INTERNATIONAL CRYOGENIC SYSTEMS CORPORATION
            (Exact name of registrant as specified in its charter)


       Nevada                   33-19584                 23-2582701
(State of Incorporation)   Commission File No.    (IRS Employer Ident. No.)


                              103 GUADALUPE DRIVE
                              CIBOLO, TEXAS 78108
                   (Address of principal executive offices)


                                  210-659-8450
                        (Registrant's telephone number)
























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ITEM 2 - ACQUISITION OR DISPOSITION OF ASSETS

WittCold Systems, Inc., Palm Coast, Florida, a Wittemann Company and wholly owned subsidiary of Dover Corporation purchased all of the issued and outstanding capital stock of RealCold Systems, Inc., San Antonio, Texas, a wholly owned subsidiary of International Cryogenic Systems Corporation, the Registrant.

The effective closing date of all financial accounting transactions, between the two companies, was as of June 30, 1996, the end of the Registrant's second quarter reporting period. Closing date of the Acquisition Agreement was on July 23, 1996.

The sale of RealCold Systems, Inc. brings the Registrant's total assets to approximately $6.5M dollars, and shareholders equity to approximately $6M dollars, supporting a book value of over $1.00 per share.

Terms and conditions of the acquisition agreement between WittCold Systems, Inc., the Purchaser, and International Cryogenic Systems Corporation, the Registrant, as follows:

The purchase price for the common shares was the aggregate sum of Three Million Dollars ($3,000,000) plus five percent (5 %) of the Net Sales of Refrigeration Systems for the ten (10) full calendar years 1996 through 2005 and two and one half (2 1/2%) of Net Sales of Merchant C02 Systems for the nine (9) full calendar years 1997 through 2005 (the "Percentage Amount").

If the aggregate Percentage Amount paid to Registrant, as set forth above, through the year 2005 is not at least Two million Dollars ($2,000,000), the Purchaser agrees to pay to Registrant no later than April 30, 2006, the difference between the aggregate Percentage Amount paid to Registrant and Two Million Dollars ($2,000,000). Notwithstanding the foregoing, in the event that George Briley, a Director and major shareholder of the Registrant, is not employed by and actively engaged in the Company's business for a period of three full years after the date of Closing, then the foregoing obligation to pay a minimum Percentage Amount of Two Million Dollars ($2,000,000) is null and void and Registrant shall be entitled only to the Percentage Amount based on Actual Net Sales as set forth above.

"Net Sales", as used herein, means payments received from customers less commissions to non-employee agents, export preparation, inland freight and forwarding fees, ocean freight, insurance, discounts and all warranty work performed during the relevant period. The Percentage Amount will be determined each calendar quarter and any amount due Registrant shall be paid to the Registrant within thirty days after the end of each calendar quarter.


The acquisition culminated after a successful (50/50) joint venture between the two companies for the manufacture and marketing of Merchant Carbon Dioxide Plants and Refrigeration System Packages.

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The Wittemann Company is the world's leading manufacturer of Carbon Dioxide
Systems and accessories employed by brewers and other fermentation processors. Wittemann has Carbon Dioxide Systems operating in almost every country in the world.

RealCold Systems, Inc. engineers, manufactures and markets custom industrial Refrigeration Systems. International Cryogenic Systems Corporation and its related companies manufactures and markets refrigeration components and food freezing products for use worldwide.


ITEM 5 - OTHER EVENTS

The Registrant recently moved to another location near San Antonio, Texas, and leased a 32,000 square foot facility for administration, engineering and manufacturing operations. WittCold Systems, Inc. has subleased 50% of the facility from the Registrant for their engineering and manufacturing operations.


New Address and Phone Number of the Registrant:

103 Guadalupe Drive
Cibolo, Texas  78108
210-659-8450 Phone
210-659-8250 Fax



































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                                  SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Date:   August 2, 1995


                    INTERNATIONAL CRYOGENIC SYSTEMS CORPORATION


                    /s/Francis L. Simola
                    ---------------------------------------
                    FRANCIS L. SIMOLA
                    PRESIDENT/CEO











































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